                                                                    EXHIBIT 12.1

                            HAWAIIAN AIRLINES, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ----------------------------------------------------   -------------------
                                                       1996       1997       1998       1999       2000       2000       2001
                                                     --------   --------   --------   --------   --------   --------   --------
EARNINGS:
Earnings (loss) from continuing operations before
  income taxes, extraordinary items and cumulative
  effect of change in accounting principle.........  $(1,431)   $ 1,148    $16,008    $(39,913)  $(12,325)  $ 5,089    $27,685

Add: Total fixed charges (per below)...............   12,796     11,312     11,497      12,403     13,172     9,975     13,056
                                                     -------    -------    -------    --------   --------   -------    -------

Total earnings.....................................  $11,365    $12,460    $27,505    $(27,510)  $    847   $15,064    $40,741
                                                     =======    =======    =======    ========   ========   =======    =======

FIXED CHARGES:
Interest expense and amortization of debt
  expense..........................................  $ 3,887    $ 2,439    $ 2,042    $  3,448   $  3,034   $ 2,472    $ 1,666

Portion of rental expense representative of the
  interest factor..................................    8,909      8,873      9,455       8,995     10,138     7,503     11,390
                                                     -------    -------    -------    --------   --------   -------    -------

Total Fixed Charges................................  $12,796    $11,312    $11,497    $ 12,403   $ 13,172   $ 9,975    $13,056
                                                     =======    =======    =======    ========   ========   =======    =======

RATIO OF EARNINGS TO FIXED CHARGES:................       --(1)    1.10       2.39          --(2)       --(3)    1.51     3.12

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(1) For the year ended December 31, 1996, the deficiency of earnings to fixed charges was $1,431.

(2) For the year ended December 31, 1999, the deficiency of earnings to fixed charges was $39,913.

(3) For the year ended December 31, 2000, the deficiency of earnings to fixed charges was $12,325.